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                                                           Exhibit 5.1







                                   August 13, 1998




Epic Resorts, LLC
1150 First Avenue
Suite 900
King of Prussia, PA 19406

                        Re:  13% Senior Secured Notes due 2005, Series B
                           ---------------------------------------------
Gentlemen:

     We are acting as special counsel for Epic Resorts, LLC, a Delaware limited liability company ("Epic") and Epic Capital Corp., a Delaware corporation ("Capital Corp., and together with Epic, the "Issuers"), in connection with the issuance of $130,000,000 aggregate principal amount of the Issuers' 13% Senior Secured Notes Due 2005, Series B (the "Notes"), pursuant to an Indenture, dated as of July 8, 1998 (the "Indenture"), between the Issuers, the Subsidiary Guarantors signatory thereto and United States Trust Company, as Trustee (the "Trustee"), and an Exchange and Registration Rights Agreement, dated as of July 8, 1998, between the Issuers, the Subsidiary Guarantors signatory thereto and NatWest Capital Markets Limited (the "Registration Rights Agreement").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that:

     1. The Exchange Notes have been duly authorized, and when duly executed by authorized officers of the Issuers and the Subsidiary Guarantors, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, will be binding obligations of the Issuers and the Subsidiary Guarantors, entitled to the benefits of the Indenture.

    2. Each Subsidiary Guarantee has been duly authorized, executed and delivered by authorized officers of each Subsidiary Guarantor, and constitutes a valid and binding obligation of the applicable Subsidiary Guarantor in accordance with its terms.

    The opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of

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Delaware, as currently in effect, and we express no opinion as to the effect of, or the enforceability under, the laws of any other jurisdiction, domestic or foreign.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Issuers to effect registration of the Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue